EXHIBIT 99.1

Evolving Systems Reports Strong Fourth Quarter and Full Year 2014 Financial Results

Q4 financial highlights (year over year):

•                  Revenue up 16% to $7.6 million

•                  Adjusted-EBITDA up 119% to $2.7 million

•                  DSA revenue up 54% to $3.8 million

Full year financial highlights (year over year):

•                  Revenue up 18% to $29.7 million

•                  Adjusted-EBITDA up 51% to $9.4 million

•                  DSA revenue up 48% to $14.6 million

Bookings highlights:

•                  Q4 DSA license and services bookings up 61% to $3.7 million

•                  Added new tier-1 DSA customer in the fourth quarter

First quarter dividend of $0.11 per share, payable March 31, 2015, to stockholders of record on March 24, 2015

ENGLEWOOD, Colorado, March 17, 2015 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices worldwide, today reported financial results for its fourth quarter and full year ended December 31, 2014.

“Evolving Systems delivered strong financial results in the fourth quarter and full year, including double digit revenue growth and record or near-record highs in key profit metrics,” said Thad Dupper, Chairman and CEO. “Our Dynamic SIM Allocation™ (DSA) product led the way with revenue growth of 48% for the year. In addition, we added a new tier-1 DSA customer during the fourth quarter.

“In 2014 our customers activated a record 120 million DSA SIM cards, up 59% year over year and bringing the total number of DSA SIM cards activated to well over 300 million since 2011. DSA’s position as the first touch point in the subscriber’s user experience is becoming increasingly strategic as carriers look to offer an expanding array of new features during the moment of initial activation, such as downloading their customer care app, offering cloud back-up services and/or the insertion of mobile ads at the time of the initial activation. To meet this need we continue to add new features to the DSA platform with more in the pipeline. As a result, we are confident in the long-term prospects for increased carrier adoption and our continued leadership role in this growth segment of the market.”

Fourth Quarter Results Recap

•                  Revenue increased 16% to $7.6 million from $6.6 million in the fourth quarter last year.  License and services revenue increased 22% to $5.0 million from $4.1 million last year. Customer support revenue increased 5% to $2.6 million from $2.4 million a year ago.

•                  Operating income increased 355% to $2.5 million from $0.5 million in the fourth quarter last year.

•                  Net income increased 99% to $1.6 million from $0.8 million in the fourth quarter last year.  Diluted net income per share grew to $0.13 from $0.07 year over year.

•                  Adjusted EBITDA increased 119% to $2.7 million from $1.2 million in the fourth quarter last year.

•                  Balance Sheet: Cash and cash equivalents at December 31, 2014, were $9.8 million, down from $13.8 million at 2013 year-end. However, working capital at December 31, 2014, increased 7% to $15.8 million from $14.7 million at 2013 year-end.

•                  Dividend Update: The Company declared a first quarter dividend of $0.11 per share, payable on March 31, 2015, to stockholders of record on March 24, 2015.

Full Year Results Recap

•                  Revenue increased 18% to $29.7 million in 2014 from $25.1 million in the prior year.  License and services revenue grew 23% year over year to $19.7 million from $16.0 million. Customer support revenue increased 9% to $9.9 million from $9.1 million.

•                  Operating income increased 67% to $8.4 million from $5.0 million last year.

•                  Net income grew 47% year over year to $5.6 million from $3.8 million. Diluted net income per share increased to $0.47 from $0.32.

•                  Adjusted EBITDA increased 51% to $9.4 million from $6.3 million a year ago.

Bookings and Backlog Highlights

•                  Fourth quarter bookings totaled $7.7 million compared to $7.4 million in the fourth quarter last year.  License and services bookings were flat year over year at $5.2 million.  DSA license and services bookings were up 61% to $3.7 million from $2.3 million.  Tertio® Service Activation (TSA) license and services bookings were $1.4 million compared to $2.8 million in the fourth quarter last year.    Customer support bookings in the fourth quarter totaled $2.5 million, up 16% from $2.2 million in the same quarter last year.  Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

•                  Twelve-month bookings increased 8% year over year to $28.3 million from $26.2 million.  License and services bookings grew 12% to $18.4 million from $16.4 million.  DSA license and services bookings were up 46% to $11.6 million from $7.9 million.  TSA license and services bookings declined 19% year over year to $6.8 million from $8.4 million.  Customer support bookings were $10.0 million, up slightly from $9.9 million last year.

•                  Total backlog at December 31, 2014, was $10.6 million compared to $12.2 million in the same quarter last year. License and services backlog was $5.6 million versus $7.1 million year over year. License and services backlog included $4.1 million in DSA and $1.4 million in TSA.  Customer support backlog was $5.0 million, down slightly from $5.1 million year over year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 87144586.  A telephone replay will be available through March 31, 2015, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 87144586. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through March 31, 2015.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to more than 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of services for connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in the United Kingdom; India; and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for the Company’s products, market leadership, positive outlook, EBITDA, cash flow and growth, and the Company’s continued ability to pay dividends or post quarterly or full year results that are similar to those described in this press release are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 17, 2015; Forms 10-Q, 10-Q/A, and 8-K; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Evolving Systems

+44 (0) 1225 478060

sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
License fees and services	$5,048	$4,145	$19,738	$15,998
Customer support	2,551	2,425	9,942	9,095
Total revenue	7,599	6,570	29,680	25,093
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,345	1,511	5,782	5,565
Costs of customer support excluding depreciation and amortization	449	512	1,866	1,599
Sales and marketing	1,390	1,588	5,734	5,364
General and administrative	984	964	3,638	3,644
Product development	857	840	3,643	2,956
Depreciation	74	38	246	155
Amortization	24	16	95	211
Restructuring and other recovery	—	558	237	558
Total costs of revenue and operating expenses	5,123	6,027	21,241	20,052
Income from operations	2,476	543	8,439	5,041
Other income (expense):
Interest income	6	3	19	11
Interest expense	(4)	(5)	(17)	(20)
Other income	—	87	(27)	87
Foreign currency exchange gain (loss)	(22)	(77)	(9)	(39)
Other income (expense), net	(20)	8	(34)	39
Income before income taxes	2,456	551	8,405	5,080
Income tax expense (benefit)	854	(253)	2,797	1,274
Net income	$1,602	$804	$5,608	$3,806
Basic income per common share	$0.14	$0.07	$0.48	$0.33
Diluted income per common share	$0.13	$0.07	$0.47	$0.32
Weighted average basic shares outstanding	11,664	11,542	11,642	11,459
Weighted average diluted shares outstanding	11,948	11,871	11,926	11,756

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$9,781	$13,785
Contract receivables, net	9,182	6,420
Unbilled work-in-progress, net	4,995	2,423
Prepaid and other current assets	1,331	1,173
Deferred income taxes	80	131
Total current assets	25,369	23,932
Property and equipment, net	659	342
Amortizable intangible assets, net	608	702
Goodwill	17,010	17,936
Long-term restricted cash	—	24
Long-term deferred income taxes	586	248
Total assets	$44,232	$43,184
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$8
Accounts payable and accrued liabilities	4,460	4,479
Income taxes payable	1,227	459
Unearned revenue	3,883	4,287
Total current liabilities	9,575	9,233
Long-term liabilities:
Capital lease obligations, net	7	11
Contingent earn-out obligation	178	178
Long-term unearned revenue	420	1,027
Total liabilities	10,180	10,449
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	96,005	93,895
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(4,534)	(3,016)
Accumulated deficit	(56,178)	(56,903)
Total stockholders’ equity	34,052	32,735
Total liabilities and stockholders’ equity	$44,232	$43,184

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Non-GAAP net income:
GAAP net income	$1,602	$804	$5,608	$3,806
Amortization of intangible assets	24	16	95	211
Stock-based compensation expense	92	61	401	288
Restructuring	—	558	237	558
Income tax adjustment for non-GAAP*	(42)	(179)	(256)	(302)
Non-GAAP net income	$1,676	$1,260	$6,085	$4,561

Diluted net income per share
GAAP	$0.13	$0.07	$0.47	$0.32
Non-GAAP	$0.14	$0.11	$0.51	$0.39
Shares used to compute diluted EPS	11,948	11,871	11,926	11,756

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA:

Net income	$1,602	$804	$5,608	$3,806
Depreciation	74	38	246	155
Amortization of intangible assets	24	16	95	211
Stock-based compensation expense	92	61	401	288
Restructuring	—	558	237	558
Interest expense and other (benefit), net	20	(8)	34	(39)
Income tax expense (benefit)	854	(253)	2,797	1,274
Adjusted EBITDA	$2,666	$1,216	$9,418	$6,253

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
License fees and services
DSA	$2,876	$1,746	$11,450	$7,612
TSA	2,172	2,399	8,288	8,386
Total license fees and services	5,048	4,145	19,738	15,998
Customer support
DSA	913	714	3,169	2,234
TSA	1,638	1,711	6,773	6,861
Total customer support	2,551	2,425	9,942	9,095
Total revenue	$7,599	$6,570	$29,680	$25,093

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Bookings
License fees and services
DSA	$3,732	$2,319	$11,572	$7,921
TSA	1,428	2,847	6,792	8,437
Total license fees and services	5,160	5,166	18,364	16,358
Customer support
DSA	260	128	3,259	3,411
TSA	2,289	2,072	6,721	6,444
Total customer support	2,549	2,200	9,980	9,855
Total bookings	$7,709	$7,366	$28,344	$26,213

	December 31,
	2014	2013
Backlog**
License fees and services
DSA	$4,122	$4,038
TSA	1,435	3,029
Total license fees and services	5,557	7,067
Customer support
DSA	1,697	1,636
TSA	3,330	3,512
Total customer support	5,027	5,148
Total backlog	$10,584	$12,215

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.